Exhibit 99.1

Synergy CHC Announces New $20 Million Long-Term Credit Facility

WESTBROOK, Maine, June 4, 2025 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a provider of consumer health care and lifestyle products, announced today that it has entered into a $20 million term loan credit agreement, due May 2029 with ACP Agency, LLC. The proceeds will be used to pay down debt and provide the Company with growth capital.

Under the terms of the agreement, the Company received a $15 million term loan at closing, with an interest rate of SOFR plus 8.5%. The loan is interest-only through 2025, with quarterly principal payments of $175,000 beginning in January 2026, increasing to $350,000 per quarter in 2027 and beyond.

A $2.5 million delayed draw facility and $2.5 million uncommitted term loan incremental facility are also available to the Company.

“We are very pleased to have completed our debt refinancing, which supports our growth strategy and significantly strengthens our capital structure,” said Jack Ross, CEO of Synergy. “The long-term nature of the new facility enhances our balance sheet and provides the flexibility needed for our next phase of growth. Additionally, the delayed draw proceeds allow us to fully repay debt related to settlement agreements, positioning us for greater financial stability as we execute our strategic goals.”

About Synergy CHC Corp.

Synergy CHC Corp. is a provider of consumer health care and lifestyle products. Synergy’s current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their weight management goals.

Investor Relations

Gateway Group
Cody Slach, Greg Robles
949.574.3860

SNYR@gateway-grp.com